EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2022, relating to the financial statements of ANSYS, Inc., and the effectiveness of ANSYS, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ANSYS, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
June 13, 2022